Exhibit 16.1

March 29, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the section entitled “Change in Registrant’s Certifying Accountant” in the registration statement on Form F-4, dated March 29, 2022, of Woodside Petroleum Ltd. and are in agreement with the statements contained in the second and fourth paragraphs on page 373 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young